Exhibit 99.1

BJ’s Wholesale Club Names Steven L. Ortega and C. Marie Robinson to Board of Directors

Mr. Ortega and Ms. Robinson bring strong industry experience and valuable insight to board

MARLBOROUGH, Mass. (June 16, 2023) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (“BJ’s”), a leading operator of membership warehouse clubs, today announced that Steven L. Ortega and C. Marie Robinson have been named to the company’s board of directors, effective immediately. Mr. Ortega and Ms. Robinson will fill the recent vacancies in the company’s board.

“We are pleased to welcome Steve and Marie as they bring strong industry expertise and unique perspectives to our board,” said Bob Eddy, Chairman and Chief Executive Officer. “Steve is an accomplished executive with decades of retail and omnichannel experience and Marie’s deep knowledge of supply chain transformation is invaluable as we now control our perishable and ambient supply chains. We look forward to their future contributions to BJ’s as we continue to execute on our goals of delivering long-term profitable growth and value creation.”

“The addition of these two highly respected leaders as independent directors to our board reflects the company’s ongoing commitment to diversity of experience, background and thought,” said Rob Steele, the board’s lead independent director. “We are excited to leverage the complementary insight and expertise of the board to continue to position BJ’s for future success.”

Mr. Ortega currently serves as chairman of the board of Leslie’s Inc., a NASDAQ-listed company offering direct-to-consumer pool and spa care products and services. Mr. Ortega joined Leslie’s Inc. in 2005 as executive vice president and chief financial officer and served in various executive roles including president and chief executive officer from 2017 to 2020. Prior to joining Leslie’s Inc., he held a number of leadership positions at BI-LO, LLC, American Stores Company and Lucky Stores, Inc. He holds a bachelor’s degree in accounting from the University of Arizona. Since 2021, Mr. Ortega also has served on the board of James Avery Artisan Jewelry, a multi-channel jewelry retailer.

Ms. Robinson has served as executive vice president and chief supply chain officer of Sysco Corporation, an NYSE-listed food products distributor, since 2020. Prior to Sysco, she served as senior vice president, chief operations and transformation officer of Capri Holding Limited, the parent holding company of Michael Kors, Versace and Jimmy Choo. Ms. Robinson’s previous roles span various logistics and supply chain-focused leadership positions at ToysRUs, The Great Atlantic & Pacific Tea Company, Smart & Final Stores, LLC and Wal-Mart Stores, Inc. She began her career as a logistics officer for the U.S. Army and holds a bachelor’s degree in communications from the University of Alabama and a master’s degree in leadership and organizational studies from Azusa Pacific University.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs primarily in the Eastern United States focused on delivering significant value to its members. The company provides a curated assortment of grocery, general merchandise, gasoline and ancillary services to offer a differentiated shopping experience that is further enhanced by its omnichannel capabilities. The company pioneered the warehouse club model in New England in 1984 and currently operates 238 clubs and 168 BJ’s Gas® locations in 19 states. For more information, please visit us at www.BJs.com or on Facebook, Twitter, or Instagram.

Investor contact:

Catherine Park

Vice President, Investor Relations

cpark@bjs.com

(774) 512-6744

Media contact:

Briana Keene

Sr. Manager, External Communications

bkeene@bjs.com